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                                  EXHIBIT 99.2
                                  ------------

                                    AGREEMENT
                                 April 21, 1999

John M. Slivka, trustee ("Trustee") of the Michael R. Erlenbach Flint Trust dated December 11, 1998 and Michael R. Erlenbach ("Erlenbach") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of shares of Common Stock of MIM Corporation.

Trustee and Erlenbach state that they are each entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

Trustee and Erlenbach are each responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but are not responsible for the completeness or accuracy of the information concerning the other.



         /s/      John M. Slivka
         -------------------------------
         John M. Slivka, Trustee of the
         Michael R. Erlenbach Flint Trust dated December 11, 1998


         /s/      Michael R. Erlenbach
         -------------------------------
         Michael R. Erlenbach